EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wegener Corporation Reports Results for Third Quarter of Fiscal 2008

(July 10, 2008) - DULUTH, Georgia - Wegener Corporation (Nasdaq: WGNR), a leading provider of products for television, audio and data distribution networks worldwide, today announced financial results for the third quarter of fiscal 2008 ended May 30, 2008.

Third quarter revenues for fiscal 2008 were $4.4 million compared to $6.2 million reported in the same period of fiscal 2007. Revenues for the first nine months of fiscal 2008 were $16.1 million compared to $15.8 million for the same period in fiscal 2007. The Company reported a net loss of $(775,000) or $(0.06) per share for the third quarter of fiscal 2008. This compares to net earnings of $251,000 or $0.02 per share for the same period in fiscal 2007. Operating results for the first nine months of fiscal 2008 were a net loss of $(489,000) or $(0.04) per share compared to a net loss of $(895,000) or $(0.07) per share during the same period in fiscal 2007.

WEGENER’s eighteen-month backlog was $8.2 million at May 30, 2008, compared to $7.7 million at June 1, 2007. The total multi-year backlog at May 30, 2008 was approximately $13.6 million compared to $15.3 million at June 1, 2007. Bookings for the third quarter of fiscal 2008 were $1.9 million compared to $4.7 million for the same period in fiscal 2007.

“Large projects contribute about two-thirds of our total yearly revenue,” stated Robert Placek, Chairman and CEO of WEGENER Corporation. “Obviously, this leads to very cyclical revenue and the third quarter was unfortunately a valley rather than a peak due to some unexpected delays with customer projects and product development. We continue to evaluate ways to expand our customer base to improve the consistency of revenue from quarter to quarter; however, the cyclical nature of our business will likely remain at some level.

“Due to the challenging business conditions facing WEGENER, we are scaling the company to make it more efficient for this environment. We do not expect to cut capacity significantly in order to achieve the needed scale.”

Ned L. Mountain, President and COO of WEGENER® stated, “We believe our new products on which we are just completing development will generate solid revenue going forward. MPEG-4 video compression technology is proving to be a critical buying criterion for media companies and private network operators. Our first iPump® product incorporating MPEG-4 technology was just fielded in the third quarter and we expect additional revenue from that product.”

Wegener Corporation will host a conference call to discuss its financial results at 4:30 P.M. Eastern Daylight Time on Thursday, July 10, 2008. To join the conference call, dial 1-866-510-0704 or 1-617-597-5362 and enter participant code 32420216. Wegener Corporation intends to discuss financial and other operational information on this conference call. This call is being webcast by Thomson/CCBN. It will be archived on WEGENER’s website at www.wegener.com and the replay will be available within one hour after the conference call.

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL®, WEGENER's patented network control system, provides networks with unparalleled ability to regionalize programming and commercials. COMPEL® network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

WEGENER, COMPEL, COMPEL CONTROL, iPUMP, MEDIAPLAN, UNITY, ASSURED FILE DELIVERY, PANDA, PROSWITCH, VIDATA, the stylized W-design logo (for WEGENER), the stylized C-design logo (for Compel) and the stylized PANDA design logo are all registered trademarks of WEGENER®. All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby.  Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding  future sales, income and cash flows.  Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to:  customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, the Company’s liquidity position and capital resources, general market conditions which may not improve during fiscal year 2008  and beyond, and success of the Company’s research and development efforts aimed at developing new products.  Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Annual Report on Form 10-K.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.  Forward-looking statements speak only as of the date the statement was made.  The Company does not undertake any obligation to update any forward-looking statements.

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WEGENER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in $000's except share data)

	May 30,	August 31,
	2008	2007
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$7	$7
Accounts receivable, net	3,468	5,172
Inventories, net	5,725	3,380
Other	308	195

Total current assets	9,508	8,754

Property and equipment, net	1,782	1,778
Capitalized software costs, net	1,181	1,242
Other assets	551	684
Land held for sale	354	354

Total assets	$13,376	$12,812

Liabilities and Shareholders' Equity

Current liabilities
Bank line of credit	$2,001	$2,016
Accounts payable	2,550	1,145
Accrued expenses	1,925	2,609
Deferred revenue	2,051	774
Customer deposits	934	1,871

Total current liabilities	9,461	8,415

Commitments and contingencies

Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares
authorized; 12,647,051 and 12,647,051 shares
respectively, issued and outstanding	127	127
Additional paid-in capital	20,006	19,999
Deficit	(16,218)	(15,729)

Total shareholders’ equity	3,915	4,397
Total liabilities and shareholders' equity	$13,376	$12,812

WEGENER CORPORATION AND SUBSIDIARIES

Summarized Operations Data
(in $000's except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended

	May 30,	June 1,	May 30,	June 1,
	2008	2007	2008	2007

Revenues, net	$4,393	$6,247	$16,085	$15,801

Net (loss) earnings	$(775)	$251	$(489)	$(895)

Net (loss) earnings per share
Basic	$(0.06)	$0.02	$(0.04)	$(0.07)
Diluted	$(0.06)	$0.02	$(0.04)	$(0.07)

Shares used in per share calculation
Basic	12,647	12,647	12,647	12,603
Diluted	12,647	12,691	12,647	12,603